                                          --------------------------------------
                                          OMB APPROVAL
                                          --------------------------------------
                                          OMB NUMBER-------------------3235-0287
                                          EXPIRES:              FEBRUARY 1, 2000
                                          ESTIMATED AVERAGE BURDEN:
                                          --------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934, SECTION 17(a) OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                   OR SECTION 30(1) OF THE INVESTMENT COMPANY
                                   ACT OF 1940

|_| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Wesson                         Bruce
--------------------------------------------------------------------------------
   (LAST)                        (FIRST)                        (MIDDLE)

C/O HALSEY DRUG CO.   695 N. PERRYVILLE RD.                      BLDG. 2
--------------------------------------------------------------------------------
                                 (STREET)

      ROCKFORD                   ILLINOIS                           61107
--------------------------------------------------------------------------------
       (CITY)                     (STATE)                           (ZIP)


--------------------------------------------------------------------------------
2. ISSUER NAME AND TICKER OR TRADING SYMBOL

          HALSEY DRUG CO., INC.                             SYMBOL: HDG


--------------------------------------------------------------------------------
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)



--------------------------------------------------------------------------------
4. STATEMENT FOR MONTH/YEAR
          2/99

--------------------------------------------------------------------------------
5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)


--------------------------------------------------------------------------------
6.  RELATIONSHIP OF REPORTING PERSON TO ISSUER

    [X]  DIRECTOR                      [_]  10% OWNER
    [_]  OFFICER (GIVE TITLE BELOW)    [_]  OTHER (SPECIFY BELOW)


--------------------------------------------------------------------------------
7.  INDIVIDUAL OR GROUP FILING (CHECK APPLICABLE LINE)

    [X]  FORM FILED BY ONE REPORTING PERSON
    [_]  FORM FILED BY MORE THAN ONE REPORTING PERSON

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

                                                                                                         6.
                                                        4.                           5.                  OWNER-
                                        3.              SECURITIES ACQUIRED (A)      AMOUNT OF           SHIP
                       2.               TRANS-          OR DISPOSED OF (D)           SECURITIES          FORM:         7.
                       TRANS            ACTION          (INSTR. 3, 4, AND 5)         BENEFICIALLY        DIRECT        NATURE OF
                       ACTION           CODE            ------------------------     OWNED AT END        (D) OR        IN-DIRECT
1.                     DATE             (INSTR. 8)                 (A)               OF MONTH            INDIRECT      BENEFICIAL
TITLE OF SECURITY      (MONTH/DAY/      ------------    AMOUNT     OR      PRICE     (INSTR. 3           (I)           OWNERSHIP
(INSTR. 3)             YEAR)            CODE      V                (D)               AND 4)              (INSTR. 4)    (INSTR. 4)
-----------------------------------------------------------------------------------------------------------------------------------
NONE
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

REMINDER:    REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES
             BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
             * IF THIS FORM IS FILED BY MORE THAN ONE PERSON, SEE INSTRUCTION
             4(b)(v)

                                                                          (OVER)
                                                                 SFC 1474 (3/91)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

--------------------------------------------------------------------------------

1.         2.         3.       4.       5.          6.                7.              8.           9.           10.        11.
TITLE      CONVER-    TRANS-   TRANS    NUMBER OF   DATE EXERCISABLE  TITLE AND       PRICE        NUMBER       OWNER-     NATURE
OF DER-    SION OR    ACTION   ACTION   DERIVATIVE  AND EXPIRATION    AMOUNT OF       OF           OF DERIV-    SHIP       OF IN-
IVATIVE    EXERCISE   DATE     CODE     SECURITIES  DATE              UNDERLYING      DERIVATIVE   ATIVE        FORM       DIRECT
SECURITY   PRICE OF            (INSTR.  ACQUIRED    (MONTH/DAY/       SECURITIES      SECURITY     SECUR-       OF DE-     BENEFICAL
(INSTR.    DERIV-     (MONTH/   8)      (A) OR      YEAR)             (INSTR. 3       (INSTR. 5)   ITIES BENE-  RIVATIVE   OWN-
 3)        ATIVE      DAY/              DISPOSED                      AND 4)                       FICIALLY     SECURITY:  ERSHIP
           SECURITY   YEAR)             OF (D)      --------------------------------               OWNED        DIRECT     (INSTR.4)
                                        (INSTR. 3,                                                 AT END OF    (D) OR
                                        4, AND 5)                                                  MONTH        INDIRECT
                               -------------------                                                 (INSTR. 4)   (I)
                                                                                                                (INSTR.4)
                                                                      TITLE  AMOUNT
                                                    DATE     EXPIR-          OR
                                                    EXER-    ATION           NUMBER
                               CODE  V    (A)  (D)  CISABLE  DATE            OF
                                                                             SHARES
-----------------------------------------------------------------------------------------------------------------------------------
NON-       $1.225     2/18/99  A         10,000      (1)     2/19/09  COMMON  10,000                 20,000       D
QUALI-                                                                STOCK
FIED
STOCK
OPTIONS
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

EXPLANATION: (1) OPTIONS VEST OVER TWELVE (12) MONTHS: 2,500 ON 5/18/99; 2,500 ON 8/18/99; 2,500 ON 11/18/99 AND FINAL 2,500 OPTIONS ON 2/18/00.


                     /S/ BRUCE F. WESSON                    MARCH 18, 1999
                     -----------------------------          --------------
                     SIGNATURE OF REPORTING PERSON                DATE

Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.